Exhibit 5

July 29, 2011

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Green Mountain Coffee Roasters, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 6,085,000 shares of Common Stock, $0.10 par value (the “Shares”), of which (i) 6,000,000 are reserved for issuance under the Company’s Amended and Restated 2006 Incentive Plan (the “Plan”), (ii) 35,000 are issuable upon the exercise of that certain stock option awarded to Gerard Geoffrion as an inducement to him accepting employment with the Company pursuant to his Offer Letter dated December 17, 2010, (iii) 20,000 are issuable upon the exercise of that certain stock option awarded to Sylvain Toutant as an inducement to him accepting employment with the Company pursuant to his Offer Letter dated December 17, 2010 and (iv) 30,000 are issuable upon the exercise of that certain stock option awarded to Linda Kazanova as an inducement to her accepting employment with the Company pursuant to his Offer Letter dated February 17, 2011 ((ii), (iii) and (iv) together, the “Inducement Awards”).

I have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the reported cases interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, and, when issued and sold pursuant to the Plan or the respective Inducement Awards, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Green Mountain Coffee Roasters, Inc.	- 2 -	July 29, 2011

This opinion may be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Howard Malovany
Name:	Howard Malovany
Title:	Vice President, Corporate General Counsel and Secretary